Cyberlux Corporation
                              4625 Creekstone Drive
                                    Suite 100
                             Research Triangle Park
                                Durham, NC 27703
                                 (919) 474-9700

                                                                January 16, 2007


VIA ELECTRONIC SUBMISSION
-------------------------
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549


                  Re:      Cyberlux Corporation (the "Company")
                           Registration Statement on Form SB-2
                           Initially Filed September 19, 2006
                           File No. 333-137443

Ladies and Gentlemen:

Please be advised that Cyberlux Corporation (the "Registrant") hereby requests pursuant to Rule 477 under the Securities Act of 1933, as amended, that the Commission withdraw the Registrant's Registration Statement on Form SB-2 filed with the Commission on September 19, 2006 (File No. 333-137443) (the "Registration Statement"). No securities were offered or sold pursuant to this Registration Statement. Please apply the Company's filing fee to its account with the SEC. If you have any questions concerning this matter, please contact Gregory Sichenzia at (212) 930-9700.

      Thank you for your assistance in this matter.


                                           CYBERLUX CORPORATION


                                           By:  /s/MARK D. SCHMIDT
                                                ----------------------
                                                   Mark D. Schmidt
                                                   President